Exhibit 99.2

FOR IMMEDIATE RELEASE

ASCENA RETAIL GROUP, INC. TO ACQUIRE ANN INC. FOR $47 PER SHARE

IN ACCRETIVE TRANSACTION

•	ANN INC. Stockholders to Receive $37.34 in Cash and 0.68 of an ascena Share for Each Share of ANN

•	$150 Million in Annual Run Rate Synergies Identified, Expected by End of the Third Year Post-Closing

•	Solid Combined Financial Profile with Strong Free Cash Flow Generation

•	Combined Company with LTM Sales Exceeding $7.3 Billion to Operate More Than 4,900 Stores Exclusively Focused on Women’s Retailing

•	Conference Call Scheduled for 8:30AM EST

MAHWAH, NJ AND NEW YORK, NY – MAY 18, 2015 – ascena retail group, inc. (NASDAQ: ASNA) and ANN INC. (NYSE: ANN) today announced that they have entered into a definitive merger agreement under which ascena will acquire ANN INC. for a combination of cash and stock in an accretive transaction.

Upon closing, ANN INC. stockholders will receive $37.34 in cash and 0.68 of a share of ascena common stock in exchange for each share of ANN common stock. Based upon the closing price of ascena stock on May 15, 2015, this implies a price per share of $47.00, a 21.4% premium over the closing price of ANN shares on Friday, May 15, 2015. At closing, ANN stockholders will own approximately 16% of ascena.

The transaction, which has been unanimously approved by the Boards of Directors of both companies, is expected to close in the second half of 2015, subject to customary closing conditions, including, among other things: the expiration or early termination of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 and approval of the merger by the holders of a majority of the outstanding shares of ANN. The transaction does not require approval by ascena stockholders.

David Jaffe, ascena’s President and Chief Executive Officer, commented: “This powerful transaction joins two strong and highly complementary organizations and management teams and dramatically reinforces our leadership position in women’s specialty apparel retailing. We are excited to further leverage our uniquely capable operating platform and exceptional combined talent to drive immediate, significant and ongoing value for our stockholders. With the addition of the Ann Taylor and LOFT brands, ascena will become one of North America’s largest and most diversified specialty apparel retailers, with a tremendous set of opportunities to continue to expand its leadership position in the women’s apparel market.”

ascena has identified $150 million in annualized run rate synergies in the combination that it expects to generate over a three-year period. The transaction aligns seamlessly with ascena’s platform strategy and shared services model, designed to enable an effective, rapid and comprehensive back office integration process. Synergies include sourcing and procurement, distribution, logistics and other efficiencies. Excluding transaction and integration expenses, the acquisition is expected to be significantly accretive to EPS in the first year post closing, accelerating to greater than 20% accretion to EPS thereafter. Additionally, ascena expects the combination to generate significant cash flow while both maintaining appropriate levels of capital expenditures and enabling rapid deleveraging.

Ronald Hovsepian, Non-Executive Chairman of ANN INC.’s Board of Directors, said, “Based on our Board’s thorough and wide-ranging review process, we are confident that this agreement with ascena is in the best interests of ANN INC.’s stockholders. Our stockholders will receive approximately 80% of the purchase price in cash, providing immediate and certain value, and also have the opportunity to participate in the upside of the combined company as a result of the stock portion of the purchase price. We are delighted with this outcome for ANN INC.’s stockholders.”

Kay Krill, President and Chief Executive Officer of ANN INC., added, “I am very proud of all we have accomplished and confident that combining with ascena is the right next step for ANN INC. The transaction will make us part of a larger organization with a diversified portfolio of brands focused on the women’s apparel market, a strong operating platform and a powerful financial base. I have tremendous respect and admiration for ascena’s CEO David Jaffe, and our management team and I look forward to working alongside him and other senior members of the ascena team. As a member of the ascena family, ANN will be poised to further enhance and grow our business as we continue to take steps to better strategically and operationally position our brands for the dynamics that are redefining the landscape of the women’s specialty retailing industry. At the same time, we look forward to continuing to meet our clients’ wardrobing needs by delivering great product and a seamless brand experience across our multiple touchpoints.”

Transaction Details

Under the terms of the transaction, upon closing, ANN INC. stockholders will receive $37.34 in cash and 0.68 of a share of ascena common stock for each share of ANN INC. common stock, implying a price per share of $47.00 based on the closing price of ascena stock on May 15, 2015. The transaction gives ANN INC. an enterprise value of approximately $2.0 billion.

ascena intends to finance the acquisition through bank debt. Goldman, Sachs & Co. and Guggenheim Securities have arranged committed financing for the transaction.

Guggenheim Securities and Goldman, Sachs & Co. acted as financial advisors to ascena. Proskauer Rose LLP acted as legal counsel to ascena in connection with the transaction. J.P. Morgan Securities LLC acted as the exclusive financial advisor to ANN in connection with the strategic review process and the transaction. Wachtell, Lipton, Rosen & Katz acted as legal counsel to ANN INC. in connection with the strategic review process and the transaction.

Conference Call

A conference call is scheduled today at 8:30AM EST. The telephone number for the call is 1-888-469-3144 or 1-630-395-0231. Participant passcode: 8888702. A recorded version of the call will be available at http://www.ascenaretail.com/investors.jsp and http://investor.anninc.com.

ascena Contacts

Investor Relations

(551) 777-6895

asc-ascenainvestorrelations@ascenaretail.com

ICR, Inc.

James Palczynski

Partner

(203) 682-8229

jp@icrinc.com

ANN INC. Contacts

ANN INC. Investor Relations

Judith Lord

Vice President, Investor Relations

ANN INC.

212-541-3300 ext. 3598

Wendi Kopsick/Dawn Dover/Stef Goodsell

Kekst and Company

212-521-4867/4817/4878

About ascena retail group, inc.

ascena retail group, inc. is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Lane Bryant, Cacique, maurices, dressbarn and Catherines brands; and for tween girls under the Justice brand. ascena Retail Group, Inc. operates through its subsidiaries approximately 3,900 stores throughout the United States and Canada.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. As of January 31, 2015, the Company operated 1,030 Ann Taylor, Ann Taylor Factory, LOFT, LOFT Outlet and Lou & Grey stores in 47 states, the District of Columbia, Puerto Rico and Canada. The Company’s Ann Taylor and LOFT brands are also available online in more than 100 countries worldwide at AnnTaylor.com and LOFT.com or at our LOFT franchise stores in Mexico.

Additional Information and Where to Find It

In connection with the proposed transaction, ascena intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of ANN that also constitutes a prospectus of ascena. Investors and security holders are urged to read the proxy statement/prospectus and other relevant documents filed with the SEC, when they become available, because they will contain important information about the proposed transaction.

Investors and security holders may obtain free copies of these documents, when they become available, and other documents filed with the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ascena by contacting ascena Investor Relations at (551) 777-6895, or by e-mail at asc-ascenainvestorrelations@ascenaretail.com. Investors and security holders may obtain free copies of the documents filed with the SEC by ANN by contacting ANN Investor Relations at (212) 541-3445, or by e-mail at investor_relations@ANNinc.com.

ascena and ANN and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about ascena’s directors and executive officers is available in ascena’s proxy statement for its 2014 Annual Meeting of Stockholders filed with the SEC on November 3, 2014. Information about directors and executive officers of ANN is available in the proxy statement for the 2015 Annual Meeting of Stockholders of ANN filed with the SEC on April 2, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the Merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from ascena or ANN using the sources indicated above.

This document and the information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Forward-Looking Statements

In addition to historical information, this document contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which ascena and ANN operate and beliefs of and assumptions made by ascena management and ANN management, involve uncertainties that could significantly affect the financial results of ascena or ANN or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the benefits of the transaction involving ascena and ANN, including future financial and operating results, the combined company’s plans, objectives, ratings, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for stockholders, integrating ascena and ANN, providing stockholders with a more attractive currency, and the expected timetable for completing the proposed transaction — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with the ability to consummate the Merger and the timing of the closing of the Merger; the ability to obtain requisite regulatory approvals; the ability to successfully integrate our operations and employees; the ability to realize anticipated benefits and synergies of the transaction; the potential impact of the announcement of the transaction or consummation of the transaction on relationships, including with employees, credit rating agencies, customers and competitors; the ability to retain key personnel; the ability to achieve performance targets; changes in financial markets, interest rates and foreign currency exchange rates; negative rating agency actions; and those additional risks and factors discussed in reports filed with the SEC by ascena and ANN from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Form 10-K and 10-Q. Neither ascena nor ANN undertakes any duty to update any forward-looking statements contained herein.

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